UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2023

NEWHYDROGEN, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54819	20-4754291
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

27936 Lost Canyon Road, Suite 202, Santa Clarita, CA 91387

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (661) 251-0001

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Departure

On March 11, 2023, Spencer Hall notified NewHydrogen, Inc. (the “Company”) of his decision to resign as a director of the Company effective March 11, 2023. Mr. Hall’s resignation was not the result of any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

Appointment of New Officer and New Director

On March 14, 2023, the Company appointed Mr. Steve Hill as the Vice President and a Director of the Company, effective as of March 20, 2023. Mr. Hill is an accomplished sales executive with over 20 years of experience in the biopharmaceutical industry and over 6 years of experience in the real estate industry. From March 2022 to February 2023, Mr. Hill served as a sales associate for Alemann and Associates Realty in Santa Barbara, CA. From October 2016 to February 2023, he served as a managing member of Hill Investments, LLC, a real estate investment and design group during which time Mr. Hill consulted on property development and managed real estate investments. From December 2015 to October 2021, he served as a regional account manager for Relypsa Inc, a biopharmaceutical start-up in Redwood City, CA. Mr. Hill’s experience in the pharmaceutical industry leading up to Relypsa began in 2000 with roles varying from sales to marketing and leadership with AstraZeneca, Organon, Schering-Plough and Daiichi Sankyo. Mr. Hill received a Master of Business Administration degree from IE Business School, a Bachelor of Science in Technology Management degree from Utah Valley University and an Associate of Science in Aviation Science degree from Utah Valley University.

The Board of Directors (the “Board”) of the Company has concluded that Mr. Hill is qualified to serve as a director of the Company because of his diverse experience in technology, marketing, and executive management.

On March 11, 2023, the Company and Mr. Hill entered into an employment offer letter (the “Employment Offer Agreement”). Pursuant to the terms of the Employment Offer Agreement, Mr. Hill will be entitled to an annual base salary of $250,000. Mr. Hill will also receive 50,000,000 stock options, each to vest over a three-year period and subject to a six-month cliff.

There is no arrangement or understanding between Mr. Hill and any other person pursuant to which he was selected as Vice President and a Director of the Company. In addition, there are no familial relationships between Mr. Hill and any director or executive officer of the Company and Mr. Hill is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Effective upon his appointment as Vice President of the Company, Mr. Hill will be designated as an “officer” as such term is used within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The foregoing description of the terms of the Employment Offer Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Offer Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Named Executive Officer Base Salary Adjustment

On March 14, 2023, the Board approved an increase to the base salary of David Lee, the Company’s Chief Executive Officer, resulting in a base salary of $300,000, effective March 1, 2023.

Exhibit No.	Description

10.1	Employment Offer Agreement, dated March 11, 2023
104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewHydrogen, Inc.

Date: March 16, 2023	/s/ David Lee
David Lee
Chief Executive Officer